Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Pagaya Technologies Ltd.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant's Name Into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A Ordinary Shares	Rule 457(c)	504,440	$8.84	$4,459,249.60	0.00015310	$682.72
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts					$4,459,249.60		$682.72
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$682.72

(1)	This figure is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant’s Class A Ordinary Shares on, as reported on The Nasdaq Stock Market LLC, on November 18, 2024, which is within five business days of the filing of the Registrant’s Registration Statement on Form F-3.